Weyco Reports Fourth Quarter And Full Year 2013 Results

MILWAUKEE, Feb. 25, 2014 /PRNewswire/ -- Weyco Group, Inc. (NASDAQ:WEYS) (the "Company") today announced financial results for the quarter and year ended December 31, 2013.

FOURTH QUARTER

Net sales for the fourth quarter of 2013 were $78.5 million, compared with 2012 net sales of $78.4 million. Earnings from operations were $10.8 million in the fourth quarter of 2013, down 13% as compared to $12.5 million in 2012. Net earnings attributable to the Company were $6.8 million in the fourth quarter of 2013, down 11% as compared to $7.7 million in 2012. Earnings for last year's fourth quarter included approximately $1.8 million ($1.1 million after tax) of income resulting from a reduction in the estimated liability for future payments related to the 2011 acquisition of The Combs Company ("Bogs"). Without this adjustment, earnings from operations and net earnings attributable to the Company would have been up 2% and 4%, respectively, for the quarter.

Diluted earnings per share were $0.62 in the fourth quarter of 2013, compared to $0.71 per share in the fourth quarter of 2012. Without the Bogs liability adjustment described above, 2012 diluted earnings per share on an adjusted basis would have been $0.60 per share, as shown in the "Reconciliation of Non-GAAP Financial Measure" table below.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $58.2 million for the fourth quarter of 2013, up 3% as compared to $56.6 million in 2012. This increase was primarily due to higher sales of the BOGS brand. Wholesale net sales of BOGS increased approximately $2.5 million, or 22%, for the quarter, with higher sales in both the U.S. and Canada. Earnings from operations for the wholesale segment were $7.8 million in the fourth quarter of 2013, down 15% as compared to $9.1 million in 2012. Last year's fourth quarter earnings from operations included approximately $1.8 million of income resulting from the Bogs liability adjustment described above. Without this prior year adjustment, earnings from operations for the wholesale segment would have been up 7% for the quarter, primarily due to the increase in sales.

Net sales in the North American retail segment, which include sales from the Company's Florsheim retail stores and its internet business in the United States, were $6.9 million in the fourth quarter of 2013, down 9% as compared to $7.6 million in 2012. Same store sales were up 5% for the quarter. There were six fewer domestic retail stores as of December 31, 2013 than at December 31, 2012. Earnings from operations for the retail segment increased approximately $173,000 for the quarter, due to the benefit of closing underperforming stores and improved same store performance.

Other net sales, which include the wholesale and retail net sales of Florsheim Australia and Florsheim Europe, were $13.5 million in the fourth quarter of 2013, down 5% as compared to $14.1 million in 2012. The majority of other net sales were generated by Florsheim Australia. Florsheim Australia's net sales were down $790,000, or 6%, for the quarter. In local currency, Florsheim Australia's net sales were up 5%, due to higher sales volumes in its retail businesses, partially offset by lower sales volumes in its wholesale businesses. The decrease in U.S. dollars was caused by the weakening of the Australian dollar relative to the U.S. dollar in 2013. Earnings from operations of these businesses were $1.6 million in the fourth quarter of 2013, down 24% as compared to $2.1 million in the same period last year. This decrease was primarily due to a $600,000 decline in the operating earnings of Florsheim Australia's wholesale businesses, resulting from lower sales volumes and gross margins.

FULL YEAR 2013

Overall net sales in 2013 were a record $300.3 million, an increase of 2% from 2012 sales of $293.5 million. Earnings from operations were $27.8 million in 2013, down 7% as compared to $29.8 million in 2012. Net earnings attributable to the Company were $17.6 million in 2013, down 7% as compared to $19.0 million in 2012. Earnings for 2012 included approximately $3.5 million ($2.1 million after tax) of income resulting from reductions in the estimated liability for future payments related to the 2011 acquisition of Bogs. Without these adjustments, earnings from operations and net earnings attributable to the Company would have been up 6% and 5%, respectively, for 2013 as compared to 2012.

Diluted earnings per share were $1.62 per share in 2013, compared to $1.73 per share in 2012. Without the Bogs liability adjustments described above, 2012 diluted earnings per share on an adjusted basis would have been $1.54 per share, as shown in the "Reconciliation of Non-GAAP Financial Measure" table below.

Net sales in the North American wholesale segment, which include North American wholesale sales and licensing revenues, were $225.7 million in 2013, up 4% as compared to $217.9 million in 2012. This increase was due to higher sales of the Nunn Bush, BOGS and Florsheim brands. Wholesale net sales of Nunn Bush were up approximately $4.8 million, or 8%, for the year due to higher sales volumes at department stores and national shoe chains, driven by increased sales of new casual products. Wholesale net sales of BOGS were up approximately $3.3 million, or 9%, for the year due to higher sales volumes in both the U.S. and Canada. BOGS net sales in Canada included $1.1 million of additional volume in 2013 due to the takeover of Bogs Canadian distribution in June 2012. Wholesale net sales of Florsheim were up approximately $1.8 million, or 4%, for the year due to increases across several trade channels. Wholesale gross margins increased to 32.6% in 2013, from 32.2% in 2012. Earnings from operations for the wholesale segment were $20.7 million in 2013, down 7% as compared to $22.2 million in 2012. Last year's earnings from operations included approximately $3.5 million of income resulting from the Bogs liability adjustments described above. Without these prior year adjustments, earnings from operations for the wholesale segment would have been up 11% in 2013 as compared to 2012, primarily due to the increase in sales and gross margins.

In the retail segment, net sales were $23.3 million in 2013, down 4% as compared to $24.3 million in 2012. There were six fewer domestic retail stores as of December 31, 2013 than at December 31, 2012. Same store sales were up 7% for the year. Earnings from operations for the retail segment increased approximately $1.4 million for the year due to the benefit of closing underperforming stores and increases at both retail stores and the internet business.

The Company's other businesses had net sales of $51.4 million in 2013, compared with $51.2 million in 2012. Florsheim Europe's wholesale business was up for the year, but was offset by lower net sales at Florsheim Australia. Florsheim Australia's net sales were down $730,000, or 2%, for the year. In local currency, Florsheim Australia's net sales were up 6% for the year, due to higher sales volumes in its retail businesses, partially offset by lower sales volumes in its wholesale businesses. The decrease in U.S. dollars was caused by the weakening of the Australian dollar relative to the U.S. dollar in 2013. Earnings from operations of these businesses were $4.0 million in 2013, down 33% as compared to $5.9 million last year. This decrease was primarily due to a $2.0 million decline in the operating earnings of Florsheim Australia's wholesale businesses, resulting from lower sales volumes and increased infrastructure costs to accommodate the Bogs expansion in Australia.

"We are proud, as a Company, to have achieved $300 million in sales in 2013, which is a testament to the strength and staying power of our brands," stated Thomas W. Florsheim, Jr., the Company's Chairman and CEO. "Given the soft retail environment, we are pleased with the performance of our North American wholesale segment and are encouraged by the significant improvement in our retail business. We are looking forward to building upon these successes in 2014."

On February 24, 2014, the Company's Board of Directors declared a cash dividend of $0.18 per share to all shareholders of record on March 17, 2014, payable March 31, 2014.

Reconciliation of Non-GAAP Financial Measure

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Diluted earnings per share, as reported	$ 0.62	$ 0.71	$ 1.62	$ 1.73
Effect of Bogs liability adjustments	-	(0.11)	-	(0.19)
Diluted earnings per share, as adjusted	$ 0.62	$ 0.60	$ 1.62	$ 1.54

In addition to the results reported in accordance with U.S. generally accepted accounting principles ("GAAP") included in this release, the table above (as well as the information provided in this release) provides certain non-GAAP financial information, related to diluted earnings per share excluding the impact of the Bogs liability adjustments (as described in more details above). Management believes that presentation of this non-GAAP financial measure provides useful information to investors because this information may allow investors to better evaluate ongoing business performance and certain components of the Company's results. In addition, the Company believes the presentation of diluted earnings per share excluding the impact of the Bogs liability adjustments enhances an investor's ability to make period-to-period comparisons of the Company's operating results. This information should be considered in addition to the results presented in accordance with GAAP, and should not be considered a substitute for the GAAP results. The Company has reconciled the non-GAAP financial information included in this release to the nearest GAAP measure.

Conference Call Details

Weyco Group will host a conference call on February 26, 2014 at 11:00 a.m. Eastern Time to discuss the fourth quarter and full year 2013 financial results in more detail. To participate in the call please dial 888-679-8018 or 617-213-4845, referencing passcode 86424742, five minutes before the start of the call. A replay will be available for one week beginning about three hours after the completion of the call by dialing 888-286-8010 or 617-801-6888, referencing passcode 45683792. Alternatively, the conference call and replay will be available by visiting the investor relations section of Weyco Group's website at www.weycogroup.com.

About Weyco Group

Weyco Group, Inc., designs and markets quality and innovative footwear for men, women and children under a portfolio of well-recognized brand names including: Florsheim, Nunn Bush, Stacy Adams, BOGS, Rafters and Umi. The Company's products can be found in leading footwear, department, and specialty stores worldwide. Weyco Group also operates Florsheim concept stores in the United States and Australia, as well as in a variety of international markets.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Various factors could cause the results of Weyco Group to be materially different from any future results expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the Company's ability to: (i) successfully market and sell its products in a highly competitive industry and in view of changing consumer trends, consumer acceptance of products and other factors affecting retail market conditions; (ii) procure its products from independent manufacturers; and (iii) other factors, including those detailed from time to time in Weyco Group's filings made with the SEC. Weyco Group undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2013 AND 2012 (UNAUDITED)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
	(In thousands, except per share amounts)

Net sales	$ 78,545	$ 78,351	$ 300,284	$ 293,471
Cost of sales	45,208	44,819	182,971	178,584
Gross earnings	33,337	33,532	117,313	114,887

Selling and administrative expenses	22,536	21,078	89,558	85,090
Earnings from operations	10,801	12,454	27,755	29,797

Interest income	317	436	1,461	1,840
Interest expense	(70)	(173)	(384)	(561)
Other income and (expense), net	97	(89)	(653)	(144)

Earnings before provision for income taxes	11,145	12,628	28,179	30,932

Provision for income taxes	3,887	4,288	9,930	10,533

Net earnings	7,258	8,340	18,249	20,399

Net earnings attributable to noncontrolling interest	454	663	648	1,442

Net earnings attributable to Weyco Group, Inc.	$ 6,804	$ 7,677	$ 17,601	$ 18,957

Weighted average shares outstanding
Basic	10,807	10,797	10,779	10,844
Diluted	10,939	10,878	10,865	10,950

Earnings per share
Basic	$ 0.63	$ 0.71	$ 1.63	$ 1.75
Diluted	$ 0.62	$ 0.71	$ 1.62	$ 1.73

Cash dividends declared (per share)	$ 0.18	$ 0.34	$ 0.54	$ 0.84

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

	December 31,	December 31,
	2013	2012
	(Dollars in thousands)
ASSETS:
Cash and cash equivalents	$ 15,969	$ 17,288
Marketable securities, at amortized cost	5,196	8,004
Accounts receivable, net	48,530	49,048
Accrued income tax receivable	1,055	1,136
Inventories	63,196	65,366
Deferred income tax benefits	-	649
Prepaid expenses and other current assets	6,136	4,953
Total current assets	140,082	146,444

Marketable securities, at amortized cost	25,024	36,216
Deferred income tax benefits	-	792
Property, plant and equipment, net	35,112	37,218
Goodwill	11,112	11,112
Trademarks	34,748	34,748
Other assets	21,455	18,791
Total assets	$ 267,533	$ 285,321

LIABILITIES AND EQUITY:
Short-term borrowings	$ 12,000	$ 45,000
Accounts payable	13,956	11,133
Dividend payable	1,949	-
Accrued liabilities	10,902	13,888
Deferred income tax liabilities	849	-
Total current liabilities	39,656	70,021

Deferred income tax liabilities	1,993	-
Long-term pension liability	21,901	27,530
Other long-term liabilities	6,991	6,381

Common stock	10,876	10,831
Capital in excess of par value	31,729	26,184
Reinvested earnings	156,983	149,664
Accumulated other comprehensive loss	(9,422)	(12,514)
Total Weyco Group, Inc. equity	190,166	174,165
Noncontrolling interest	6,826	7,224
Total equity	196,992	181,389
Total liabilities and equity	$ 267,533	$ 285,321

WEYCO GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Twelve Months Ended December 31,
	2013	2012
	(Dollars in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$ 18,249	$ 20,399
Adjustments to reconcile net earnings to net cash
provided by operating activities -
Depreciation	3,962	3,338
Amortization	272	305
Bad debt expense	132	175
Deferred income taxes	1,268	1,648
Net losses (gains) on remeasurement of contingent consideration	24	(3,522)
Net foreign currency transaction losses	279	138
Stock-based compensation	1,283	1,201
Pension contribution	(1,282)	-
Pension expense	3,737	3,407
Other-than-temporary investment impairment	200	-
Impairment of property, plant and equipment	-	93
Increase in cash surrender value of life insurance	(540)	(535)
Changes in operating assets and liabilities -
Accounts receivable	421	(5,586)
Inventories	2,048	(2,676)
Prepaids and other assets	(295)	368
Accounts payable	2,846	(1,802)
Accrued liabilities and other	(2,858)	1,356
Accrued income taxes	80	(320)
Net cash provided by operating activities	29,826	17,987

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of marketable securities	(122)	(10)
Proceeds from maturities of marketable securities	13,968	7,342
Life insurance premiums paid	(155)	(155)
Investment in real estate	(3,206)	-
Purchase of property, plant and equipment	(2,699)	(9,540)
Net cash provided by (used for) investing activities	7,786	(2,363)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(3,904)	(10,875)
Cash dividends paid to noncontrolling interest of subsidiary	(205)	(233)
Shares purchased and retired	(4,623)	(6,558)
Proceeds from stock options exercised	3,932	2,300
Payment of contingent consideration	(1,270)	-
Payment of indemnification holdback	-	(2,000)
Proceeds from bank borrowings	11,000	33,000
Repayments of bank borrowings	(44,000)	(25,000)
Income tax benefits from stock-based compensation	570	655
Net cash used for financing activities	(38,500)	(8,711)

Effect of exchange rate changes on cash and cash equivalents	(431)	46

Net (decrease) increase in cash and cash equivalents	$ (1,319)	$ 6,959

CASH AND CASH EQUIVALENTS at beginning of year	17,288	10,329

CASH AND CASH EQUIVALENTS at end of year	$ 15,969	$ 17,288

SUPPLEMENTAL CASH FLOW INFORMATION:
Income taxes paid, net of refunds	$ 7,807	$ 8,946
Interest paid	$ 335	$ 442

CONTACT: John Wittkowske, Senior Vice President and Chief Financial Officer, 414-908-1880